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                                                                    Exhibit 99.1

Media Contact:        Marc Monseau
                      Johnson & Johnson
                      732 524-1130

Investor Relations:   Louise Mehrotra     Rick Baron
                      732 524-6491        484 568-1168
                      Stan Panasewicz     Animas Corporation
                      732 524 2524
                      Johnson & Johnson

                                                           FOR IMMEDIATE RELEASE

           JOHNSON & JOHNSON ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
                 ANIMAS CORPORATION, AN INSULIN DELIVERY COMPANY

  -- ANIMAS CORPORATION EXPANDS LIFESCAN, INC. DIABETES MANAGEMENT OFFERING --

New Brunswick, NJ, and West Chester, PA, December 16, 2005 - Johnson & Johnson (NYSE: JNJ) and Animas Corporation (NASDAQ: PUMP), an insulin delivery company, today announced a definitive agreement whereby Animas will be acquired in a cash-for-stock merger transaction. Animas is expected to operate as a stand-alone entity reporting through LifeScan, Inc., a Johnson & Johnson company offering blood glucose monitoring systems. The acquisition affords LifeScan immediate entry into the fast-growing insulin delivery pump market.

Under the terms of the agreement, Animas stockholders will receive $24.50 for each outstanding Animas share. The net value of the transaction as of the anticipated closing date is estimated to be approximately $518 million based upon Animas' 22 million fully diluted shares outstanding, net of estimated cash on hand at time of closing.

The boards of directors of Johnson & Johnson and Animas have approved the transaction, which is subject to clearance under the Hart Scott Rodino Antitrust Improvements Act, certain foreign regulatory approvals, Animas stockholder approval and other customary closing conditions. The transaction is expected to close in the first quarter of 2006.


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Eric Milledge, Johnson & Johnson company group chairman with responsibility for the LifeScan business, said: "Diabetes is a worldwide issue, growing at an alarming rate. Our vision is to create a world without limits for people with diabetes. The combination of Animas' insulin delivery systems and LifeScan's glucose monitoring systems will allow us to offer more comprehensive disease management solutions for our patients. We have worked in partnership with Animas Corporation since 2003 and know they share our commitment and passion for advancing the standards of care for people with diabetes."

Dr. Katherine D. Crothall, chief executive officer and president of Animas Corporation, said the acquisition would not only be in the best interest of Animas stockholders and employees, but would benefit people with diabetes. "Insulin pumps allow significant improvements in blood glucose control over conventional therapy for people with insulin-requiring diabetes, reducing the long term morbidity of diabetes and improving quality of life. We expect that in combination with LifeScan, our capacity to further contribute to the management of this disease will be meaningfully increased."

LifeScan, a Johnson & Johnson company and a leading maker of blood glucose monitoring products, is dedicated to creating a world without limits for people with diabetes. Every day, people with diabetes rely on the company's OneTouch(R) Systems for simple testing and accurate results. In the United States, OneTouch is the number-one selling brand and is the leader in healthcare professional recommendations. For company, product and diabetes care information visit www.LifeScan.com.

Animas, a leading maker of insulin infusion pumps and related products, is dedicated to improving diabetes management and making insulin pump therapy easier for patients with insulin requiring diabetes and healthcare professionals through product innovation, exemplary customer support and superior customer education. For more information on Animas, visit www.animascorp.com or call Animas Corporation at 877-937-7867.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary

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materially from the companies' expectations and projections. Risks and uncertainties include the satisfaction of the conditions to closing, including receipt of stockholder and regulatory approval; general industry and conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 2, 2005, and in Animas Corporation's Annual Report on Form 10-K for the year ended December 31, 2004. Copies of said Annual Reports on Form 10-K are available online at www.sec.gov or on request from the applicable company. Neither company assumes any obligation to update any forward-looking statements as a result of new information or future events or developments.)


Additional Information and Where to Find It:

This material is not a substitute for the proxy statement Animas Corporation will file with the Securities and Exchange Commission. Investors are urged to read the proxy statement when it becomes available, because it will contain important information. The proxy statement and other documents, which will be filed by Animas with the Securities and Exchange Commission, will be available free of charge at the SEC's website, www.sec.gov, or by visiting Animas's website at www.animascorp.com.

Animas and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from Animas's stockholders in connection with the proposed transaction. Investors may obtain a detailed list of names, affiliations and interests of Animas participants in the solicitation of proxies of Animas's stockholders by reading the proxy statement when it becomes available.

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